EXHIBIT 99.2

Palatin AnnouncesMC4R Agonist Bremelanotide Co-Administered with

GLP-1/GIP Tirzepatide Meets Primary Endpoint in Phase 2 Obesity Study

•	Primary endpoint met in the 8-week treatment study (highly statistically significant).
	o	Co-administered group had a 4.4% reduction in weight compared to 1.6% for the placebo group (p<0.0001).
•	Primary analysis for the co-administered group in the 8-week treatment study showed:
	o	40% of patients achieved 5% reduction in weight (p<0.05).
	o	27% achieved 6% reduction in weight (p<0.05).
	o	19% achieved 7% reduction in weight (p<0.1).
•	Low dose bremelanotide arm stopped weight regain seen post tirzepatide treatment.
•	Novel next-generation MC4R long-acting peptides and oral small molecules:
	o	IND applications planned for 4Q25; clinical data expected 1H26.
■ Phase 1 SAD/MAD studies to include hypothalamic obesity patients.

CRANBURY, NJ – March 31, 2025 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced that its BMT-801 Phase 2 obesity co-administration study met its primary endpoint and was highly statistically significant. The Company reported positive topline data with co-administered melanocortin-4 receptor (MC4R) agonist bremelanotide plus glucagon like peptide-1/gastric inhibitory polypeptide (GLP-1/GIP) tirzepatide and highlighted next steps in its obesity program for its novel next-generation MC4R long-acting peptides and oral small molecules.

“Although the study was not designed to optimize weight loss, this 8-week study utilizing low doses of both bremelanotide and tirzepatide, met the primary endpoint and was highly statistically significant,” said Carl Spana, Ph.D., President & Chief Executive Officer of Palatin. “The positive results of this signal-generating study exceeded expectations. The data demonstrated that co-administration was additive and synergistic, resulting in increased weight loss, and that co-administration did not result in increased tolerability or safety issues for patients. The data also showed that low dose MC4R agonist bremelanotide stopped the rapid weight regain seen after ending GLP-1/GIP tirzepatide treatment.”

Topline data results from the study were highly statistically significant for the study’s primary endpoint, which was percent weight loss in patients for the co-administration of MC4R agonist bremelanotide plus GLP-1/GLP tirzepatide compared to placebo, over the 8-week treatment period.

•	The co-administered group had a 4.4% reduction in weight compared to 1.6% for the placebo group (p<0.0001).

The primary analysis for additive effect demonstrated that:

•	40% of patients in the co-administered group achieved a 5% reduction in their body weight, compared to 27% for the tirzepatide alone group (p<0.05).
•	27% of patients in the co-administered group achieved a 6% reduction in their body weight, compared to 13% for the tirzepatide alone group (p<0.05).
•	19% of patients in the co-administered group achieved a 7% reduction in their body weight, compared to 0% for the tirzepatide alone group (p<0.1).
•	Increase in the percent of subjects on co-administration achieving 5%, 6% and 7% weight loss over tirzepatide alone, indicates that co-administration had a synergistic effect.

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“This study provides compelling evidence that combining an MC4R agonist with a GLP-1/GIP compound creates a synergistic effect on weight loss,” said Jesse Richards, DO, of Oklahoma State University College of Osteopathic Medicine. “These findings align with what we observe in our clinic, where we treat patients with severe genetic obesity using both mechanisms. With a critical need for diverse weight loss solutions, this approach offers a promising improvement to GLP-1/GIP monotherapy, particularly for those who struggle with tolerability at high doses.”

In the study, patients first received a four-week treatment with tirzepatide alone (2.5 mg weekly) to confirm eligibility. They were then randomly assigned to one of four treatment groups for an additional four weeks: co-administration of MC4R bremelanotide (1.25 mg daily) and GLP-1/GIP tirzepatide (2.5 mg weekly), tirzepatide alone (2.5 mg weekly), bremelanotide alone (1.25 mg daily), or a placebo. A total of 113 patients were enrolled, with 96 randomized in a 3:1 ratio. Specifically, 46 patients were assigned to the MC4R plus GLP-1/GIP co-administration group, while the remaining arms had 15 to 16 patients each.

More than 50% of the lost weight was regained within two weeks after treatment cessation in both the co-administration group and the tirzepatide-only group, a common occurrence following the discontinuation of GLP-1/GIP therapy. Importantly, the data indicated that weight regain was effectively halted in the MC4R agonist bremelanotide group. Additionally, co-administration of the MC4R agonist with the GLP-1/GIP therapy showed no increase in safety or tolerability concerns among patients.

Further data analysis is ongoing, including exploratory endpoints such as body composition and body mass index (BMI). The complete study results will be presented at an upcoming medical conference. Additional trial details can be accessed at https://clinicaltrials.gov using the identifier NCT06565611.

Palatin is advancing the development of its next-generation MC4R long-acting peptide and oral small molecule compounds for the treatment of general obesity, weight loss management, acquired and congenital hypothalamic obesity, and potentially, rare/orphan genetically caused MC4R pathway diseases. These therapies are being explored as stand-alone treatments, as well as in combination with GLP-1/GIP (incretin therapy), and as monotherapy for multiple genetic obesity disorders. Investigational New Drug (IND) applications are expected to be submitted in the fourth quarter of calendar 2025, with clinical data expected in the first half of calendar year 2026.

“We see hypothalamic obesity as a game-changing opportunity for Palatin, addressing a massive unmet medical need in a multi-billion-dollar market with no approved treatments,” continued Dr. Spana. “Importantly, we are one of only two companies pioneering therapies that specifically target the MC4R pathway. Our highly selective, long-acting compounds—MC4R agonist peptides and the oral small molecule agonist PL7737—are designed to redefine treatment standards. Leveraging our deep expertise in MC4R agonist interactions, we have engineered these compounds to overcome critical challenges, including hyperpigmentation, hypertensive effects, the need for daily injections, and gastrointestinal side effects.”

While GLP-1 receptor agonists are widely used to treat obesity, alternative treatments are necessary due to several drawbacks — 67% of patients discontinue treatment because of side effects and a plateau effect in the first year. These medications can cause adverse side effects, be cost-prohibitive, lead to long-term reliance, and frequently result in weight regain upon discontinuation. MC4R agonists represent a validated pathway and promising therapeutic option for addressing obesity and promoting sustained weight management.

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About Melanocortin-4 Receptor Agonists Effect on Obesity

Genetic analysis has identified the melanocortin-4 receptor (MC4R) of the paraventricular nucleus of the hypothalamus as playing a central role in appetite regulation. Genetic mutations that inhibit signaling in the MC4R pathway lead to hyperphagia, decreased energy expenditure and early-onset obesity; such mutations have been identified as the cause of several rare genetic obesity disorders. Agouti-related peptide is an endogenous antagonist of the MC4R that works with neuropeptide Y to stimulate appetite, whereas MC4R agonists such as α- and β-melanocyte-stimulating hormone promote satiety. MC4R agonism represents an attractive target for potential obesity treatments.

About Melanocortin Receptor Agonists

The melanocortin receptor (“MCR”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1R through MC5R. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about Palatin products in development, clinical trial results, potential actions by regulatory agencies, regulatory plans, development programs, proposed indications for product candidates, and market potential for product candidates are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin's ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin's products, and other factors discussed in Palatin's periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors, LLC
Chief Financial Officer / Chief Operating Officer	Managing Director
Tel: (609) 495-2200	Tel: (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

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